EXHIBIT 4.12

Published CUSIP Number: 30249WAA5

$250,000,000

FIVE-YEAR

CREDIT AGREEMENT

Among

FMC TECHNOLOGIES, INC.,

as Parent Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and a L/C Issuer,

and

The Lenders Named Herein,

as Lenders

BANC OF AMERICA SECURITIES LLC,

as Lead Arranger and Book Manager

DNB NOR BANK ASA

and

NATIONAL CITY BANK,

as Co-Syndication Agents

THE ROYAL BANK OF SCOTLAND

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of April 8, 2004

i

5.08	Taxes.	35
5.09	Full Disclosure.	35
5.10	Compliance with Laws.	36
5.11	Regulated Status.	36
5.12	Representations as to the Subsidiary Borrower.	36

ARTICLE VI. AFFIRMATIVE COVENANTS		37
6.01	Information.	37
6.02	Payment of Obligations.	38
6.03	Maintenance of Property; Insurance.	39
6.04	Inspection of Property, Books and Records.	39
6.05	Maintenance of Existence, Rights, Etc.	39
6.06	Use of Proceeds.	39
6.07	Compliance with Laws.	39

ARTICLE VII. NEGATIVE COVENANTS		40
7.01	Liens.	40
7.02	Consolidations, Mergers and Sales of Assets.	40
7.03	Use of Proceeds.	41
7.04	Reserved.	41
7.05	Restricted Subsidiary Debt.	41
7.06	Restricted Payments.	42
7.07	Investments in Unrestricted Subsidiaries.	42
7.08	Limitations on Upstreaming.	42
7.09	Transactions with Affiliates.	42
7.10	Financial Covenants.	42

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		43
8.01	Events of Default.	43

ARTICLE IX. ADMINISTRATIVE AGENT		44
9.01	Appointment and Authorization of Administrative Agent.	44
9.02	Delegation of Duties.	45
9.03	Liability of Administrative Agent.	45
9.04	Reliance by Administrative Agent.	45
9.05	Notice of Default.	46
9.06	Credit Decision; Disclosure of Information by Administrative Agent.	46
9.07	Indemnification of Administrative Agent.	47
9.08	Administrative Agent in its Individual Capacity.	47
9.09	Successor Administrative Agent.	47
9.10	Administrative Agent May File Proofs of Claim.	48
9.11	Other Agents.	48

ARTICLE X. MISCELLANEOUS		49
10.01	Amendments, Etc.	49
10.02	Notices and Other Communications; Facsimile Copies.	50
10.03	No Waiver; Cumulative Remedies.	50
10.04	Attorney Costs, Expenses and Taxes.	51
10.05	Indemnification by the Parent Borrower.	51
10.06	Payments Set Aside.	52
10.07	Successors and Assigns.	52

10.08	Confidentiality.	54
10.09	Set-off.	55
10.10	Interest Rate Limitation.	55
10.11	Counterparts.	55
10.12	Integration.	55
10.13	Survival of Representations and Warranties.	56
10.14	Severability.	56
10.15	Removal and Replacement of Lenders.	56
10.16	Governing Law.	56
10.17	Waiver of Right to Trial by Jury.	57
10.18	Time of the Essence.	57
10.19	USA Patriot Act Notice.	57
10.20	Termination of Commitments Under Existing 364-Day Credit Agreement.	57

SCHEDULES AND EXHIBITS

Schedule 2.01	-	Commitments and Pro Rata Shares
Schedule 7.01	-	Existing Liens
Exhibit A	-	Form of Loan Notice
Exhibit B	-	Form of Note
Exhibit C	-	Form of Opinion of Assistant General Counsel
Exhibit D	-	Form of Opinion of Goldberg, Kohn, Bell,
Black, Rosenbloom & Moritz, Ltd.
Exhibit E	-	Form of Opinion of Netherlands Counsel
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Acceptance
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Commitment Increase Agreement
Exhibit J	-	Form of Joinder Agreement

FIVE-YEAR CREDIT AGREEMENT

THIS FIVE-YEAR CREDIT AGREEMENT is entered into as of April 8, 2004, among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Parent Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (defined below) and a L/C Issuer (defined below).

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

Adjusted Total Debt means, at any date, the Debt of the Parent Borrower and its Consolidated Restricted Subsidiaries, determined on a consolidated basis as of such date.

Administrative Agent means Bank of America in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth below its signature hereto, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

Administrative Questionnaire means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Parent Borrower) duly completed by such Lender.

Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agent-Related Persons means the Administrative Agent (including any successor administrative agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Aggregate Commitments has the meaning specified in the definition of “Commitment.”

Agreement means this Five-Year Credit Agreement (as the same may hereafter be amended, modified, supplemented or restated from time to time).

Applicable Rate means the following percentages per annum, based upon the Debt Rating:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurodollar Rate +	Utilization Fee
			Letters of Credit
1	≥A-/A3	.100%	.275%	.125%
2	BBB+/Baa1	.125%	.375%	.125%
3	BBB/Baa2	.150%	.600%	.125%
4	BBB-/Baa3	.175%	.825%	.125%
5	≤BB+/Ba1	.275%	.975%	.125%

Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Parent Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the average Debt Rating (or the higher of two intermediate Debt Ratings) shall apply. If neither of the foregoing rating agencies issues a Debt Rating, Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Assignment and Acceptance means an assignment and acceptance substantially in the form of Exhibit G.

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel.

Bank of America means Bank of America, N.A.

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest at the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower and Borrowers mean the Parent Borrower; provided that, from and after the Joinder Date, Borrower shall mean each of the Parent Borrower and the Subsidiary Borrower, individually, and Borrowers shall mean the Parent Borrower and the Subsidiary Borrower, collectively.

Borrowing means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

Change of Control means an event or series of events by which:

(a) any Person or two or more Persons acting in concert (other than a Plan or Plans) shall, after the Closing Date, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Parent Borrower;

(b) during any period of 12 consecutive months commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month (or lesser) period were directors of the Parent Borrower (together with any new directors whose election by the Parent Borrower’s board of directors or whose nomination for election by the Parent Borrower’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent Borrower; or

(c) from and after Joinder Date, the Subsidiary Borrower shall cease to be a wholly-owned Restricted Subsidiary of the Parent Borrower.

Closing Date means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with this Agreement.

Code means the Internal Revenue Code of 1986.

Commitment means, as to each Lender, its obligation to (a) make Loans to each Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be increased or decreased from time to time in accordance with this Agreement (collectively, the “Aggregate Commitments”).

Common Stock means all capital stock of an issuer except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

Compensation Period has the meaning specified in Section 2.11(d)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit F.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (a) total income tax expense of the Parent Borrower and its Consolidated Restricted Subsidiaries, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense of the Parent Borrower and its Consolidated Restricted Subsidiaries, (d) amortization of intangibles (including goodwill) and organization costs of the Parent Borrower and its Consolidated Restricted Subsidiaries and (e) any other non-cash charges, minus, to the extent included in determining Consolidated Net Income for such period, any non-cash credits of the Parent Borrower and its Consolidated Restricted Subsidiaries.

Consolidated Interest Expense means, for any period with respect to the Parent Borrower and its Consolidated Restricted Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest, minus (c) interest income for such period.

Consolidated Net Income means, for any period, the net income (or loss) of the Parent Borrower and its Consolidated Restricted Subsidiaries for such period, excluding, without duplication, (i) extraordinary items, (ii) the effect of cumulative changes in generally accepted accounting principles and (iii) any income (or loss) of any Unrestricted Subsidiary during such period except to the extent of dividends received during such period by the Parent Borrower or by a Consolidated Restricted Subsidiary.

Consolidated Restricted Subsidiary means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Parent Borrower in its consolidated financial statements as of such date.

Consolidated Subsidiary means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent Borrower in its consolidated financial statements as of such date.

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Debt of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such Person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance program), (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business, (d) all obligations (contingent or non-contingent) of such Person to reimburse any L/C Issuer or any other Person in respect of amounts payable or paid under a financial standby letter of credit or similar instrument, (e) all obligations of such Person as lessee under capital leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (g) all Guaranty Obligations of such Person in respect of the Debt of any other Person

Debt Rating has the meaning specified in the definition of “Applicable Rate.”

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided that (i) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and (ii) with respect to fees applicable to Letters of Credit, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

Dollar and $ mean lawful money of the United States of America.

Eligible Assignee has the meaning specified in Section 10.07(h).

Enforceable Judgment means a judgment or order of a court or arbitral or regulatory authority as to which the period, if any, during which the enforcement of such judgment or order is stayed shall have expired. A judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an Enforceable Judgment so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be.

Environmental Laws means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Group means the Parent Borrower, any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

Eurodollar Rate means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/10,000th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Eurodollar Reserve Percentage means, with respect to any Lender for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) applicable to such Lender with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Event of Default means any of the events or circumstances specified in Article VIII.

Evergreen Letter of Credit has the meaning specified in Section 2.03(b)(iii).

Existing 364-Day Credit Agreement means that certain 364-Day Credit Agreement dated April 26, 2001, as amended, by and among the Parent Borrower, the Administrative Agent and the lenders party thereto.

Facility Fee has the meaning specified in Section 2.08(a).

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letter means that certain letter agreement dated March 2, 2004, among the Parent Borrower, Bank of America and Banc of America Securities LLC.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guaranty means a guaranty executed by the Parent Borrower in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit H.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Honor Date has the meaning specified in Section 2.03(c)(i).

Indemnified Liabilities has the meaning specified in Section 10.05.

Indemnitees has the meaning specified in Section 10.05.

Interest Payment Date means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date 7 or 14 days (subject to availability to all Lenders) or one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period (other than a 7 or 14 day Interest Period) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date.

Investee has the meaning specified in the definition of Investment.

Investment means any investment by any Person (the “Investor”) in any other Person (the “Investee”), whether by means of share purchase, capital contribution, loan, time deposit, incurrence of Guaranty Obligation or otherwise. It is understood that neither (a) an item reflected in the financial statements of the Investor as an expense nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (such as by reason of increased retained earnings of the Investee) constitutes the making or acquisition of an Investment for purposes hereof.

Investor has the meaning specified in the definition of Investment.

IRS means the United States Internal Revenue Service.

Joinder Date has the meaning specified in Section 4.02(a).

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

L/C Advance means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the renewal or increase of the amount thereof.

L/C Issuer means with respect to each Letter of Credit issued hereunder, Bank of America or such other lender that has agreed to issue such Letter of Credit at the request of the Parent Borrower and that is reasonably acceptable to the Administrative Agent, in its capacity as the issuer of such Letter of Credit, and L/C Issuers means, collectively, all of such L/C Issuers.

L/C Obligations means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender has the meaning specified in the introductory paragraph hereof and, as the context requires, includes each L/C Issuer.

Lending Office means, as to any Lender, the office or offices of such Lender described as such on the Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Parent Borrower and the Administrative Agent in writing.

Letter of Credit means any standby letter of credit issued hereunder.

Letter of Credit Application means an application and agreement for the issuance or amendment of a standby letter of credit in the form from time to time in use by the applicable L/C Issuer.

Letter of Credit Expiration Date means the day that is 7 days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Sublimit means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

Lien means with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Parent Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

Loan has the meaning specified in Section 2.01.

Loan Documents means this Agreement, each Note, the Guaranty, the Fee Letter and each Request for Credit Extension.

Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one type to the other, or (c) a continuation of Loans as the same type, pursuant to Section 2.02(a), which if in writing, shall be substantially in the form of Exhibit A.

Material Adverse Effect means an effect that results in or causes a material adverse effect (a) on the business, financial condition or operations of the Parent Borrower and its Consolidated Subsidiaries, taken as a whole, or (b) on the legality, validity or enforceability of this Agreement, any Note, the Guaranty or the Fee Letter.

Material Financial Obligations means a principal or face amount of Debt (other than Debt under this Agreement) and/or payment in respect of Derivatives Obligations of the Parent Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

Material Plan means any Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

Material Subsidiary means any Restricted Subsidiary in which the Parent Borrower has an Investment, direct or indirect, of at least $5,000,000.

Maturity Date means (a) the fifth anniversary of the date of this Agreement or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

Maximum Rate has the meaning specified in Section 10.10.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

Nonrenewal Notice Date has the meaning specified in Section 2.03(b)(iii).

Note means a promissory note made by the Parent Borrower or the Subsidiary Borrower in favor of a Lender evidencing Loans made by such Lender to the Parent Borrower or the Subsidiary Borrower, as the case may be, substantially in the form of Exhibit B.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, a Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against such Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding.

Other Taxes has the meaning specified in Section 3.01(b).

Outstanding Amount means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Participant has the meaning specified in Section 10.07(d).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Principal Officer means, with respect to each Borrower, any of the following officers of such Borrower: Chairman of the Board, President, Secretary, Treasurer, any Vice President, or the Director, Treasury Operations. If any of the titles of the preceding officers are changed after the date hereof, the term “Principal Officer” shall thereafter mean any officer performing substantially the same functions as are currently performed by one or more of the officers listed in the first sentence of this definition.

Pro Rata Share means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the tenth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

Qualification means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a “subject to” or “except for” statement therein) (a) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (b) as to the capability of the Person whose financial statements are certified to continue operations as a going concern or (c) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default; provided that neither of the following shall constitute a Qualification: (i) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred or (ii) a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

Register has the meaning specified in Section 10.07(c).

Request for Credit Extension means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

Required Lenders means, as of any date of determination, Lenders whose Voting Percentages aggregate 51% or more.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

Restricted Subsidiary means any Subsidiary other than an Unrestricted Subsidiary.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Parent Borrower.

Subsidiary Borrower means FMC Technologies Finance B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid.

Subsidiary Sublimit means an amount equal to $100,000,000. The Subsidiary Sublimit is part of, and not in addition to, the Aggregate Commitments.

Surviving Contingent Obligations means contingent obligations arising under provisions of this Agreement that by their terms survive the termination hereof.

Taxes has the meaning specified in Section 3.01.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

Unreimbursed Amount has the meaning specified in Section 2.03(c)(i).

Unrestricted Subsidiary means any Subsidiary (other than the Subsidiary Borrower) that is, from time to time, declared to be an Unrestricted Subsidiary by the Parent Borrower in a writing to the Administrative Agent; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, or (ii) a Default or Event of Default would result from such designation.

Utilization Fee has the meaning specified in Section 2.08(b).

Voting Percentage means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the tenth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Loans plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the Outstanding Amount of all Loans and L/C Obligations.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Provisions or portions of provisions of the Loan Documents that are expressly stated to be applicable from and after the Joinder Date shall have no applicability prior to the Joinder Date.

1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Parent Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Parent Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Parent Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, unless or until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent Borrower and the Required Lenders. The Administrative Agent shall promptly notify the Lenders of any notice received from the Parent Borrower pursuant to this Section 1.03.

1.04 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Letter of Credit Amounts. For the purpose of determining the amount of an L/C Credit Extension that may be made hereunder, unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum amount available for drawing on such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to each Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, (a) the Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, (b) the Outstanding Amount of the Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment and (c) the Outstanding Amount of all Loans made to the Subsidiary Borrower shall not exceed the Subsidiary Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of or conversion to Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Principal Officer of the applicable Borrower (and, in the case of a Loan Notice applicable to the Subsidiary Borrower, by a Principal Officer of the Parent Borrower). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower giving such Loan Notice is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans for a new Interest Period, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower giving such Loan Notice, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Sections 4.01, 4.02, or 4.03, as applicable, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower; provided that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and, second, to such Borrower as provided above.

(c) During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be at any one time more than five Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Parent Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower; provided that no L/C Issuer shall make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Administrative Agent shall not have received a copy of the Letter of Credit Application for such L/C Credit Extension and such L/C Issuer shall not have obtained confirmation from the

Administrative Agent that such L/C Credit Extension is permitted hereunder, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, (y) the Outstanding Amount of the Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E) such Letter of Credit is in a face amount less than $100,000 (or such lesser amount as is acceptable to such L/C Issuer) or is denominated in a currency other than Dollars.

(iii) No L/C Issuer shall amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Principal Officer of the Parent Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such L/C Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. The applicable L/C Issuer shall (subject, if the Letter of Credit Application requests an L/C Credit Extension, to (x) receipt by such L/C Issuer of confirmation from the Administrative Agent that such L/C Credit Extension is permitted hereunder (which the Administrative Agent agrees to issue on a prompt basis) and (y) the terms and conditions hereof), on the requested date, issue or amend the applicable Letter of Credit in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) at least five Business Days prior to the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in

Section 4.03 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Parent Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Parent Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand, together with interest which shall accrue at the Base Rate until such time as the Required Lenders elect in writing that such L/C Borrowing shall accrue interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Material Adverse Effect or a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Parent Borrower of a Loan Notice). Any such reimbursement shall not relieve or otherwise impair the obligation of the Parent Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall (without limiting or waiving any claim that the Parent Borrower may have against the applicable L/C Issuer) be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Parent Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Borrower.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly (within 3 Business Days) notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Parent

Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Parent Borrower shall, upon the request of the Administrative Agent (made at the request of the Required Lenders), immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the Maturity Date).

(h) Applicability of ISP98 or UCP. Either the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or the rules of the “Uniform Customs and Practice for Documentary Credits (Publication No. 500)” published by the International Chamber of Commerce, as expressly agreed upon by the Parent Borrower and the applicable L/C Issuer when a Letter of Credit is issued, shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a per annum Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate times the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the date such Letter of Credit expires. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the written request of the Required Lenders, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Parent Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in an amount set forth in the Fee Letter (or otherwise agreed between the Parent Borrower and such L/C Issuer), payable on the actual daily maximum amount available to be drawn under such Letter of Credit. Such fronting fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the date such Letter of Credit expires. In addition, the Parent Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, administration, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.

(a) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, provided that Base Rate Loans borrowed pursuant to Section 2.03(c)(i) may be prepaid in full in an amount equal to the amount so borrowed. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Parent Borrower shall immediately prepay (or cause to be prepaid) Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. If for any reason, the Outstanding Amount of all Loans made to the Subsidiary Borrower at any time exceeds the Subsidiary Sublimit, the Subsidiary Borrower shall immediately prepay such Loans in an aggregate amount equal to such excess.

2.05 Reduction or Termination of Commitments. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations, without penalty or premium; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Subsidiary Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued to the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. On the Maturity Date, each Borrower shall repay to the Lenders the aggregate principal amount of Loans made to such Borrower outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) Upon the request of the Administrative Agent (made with the written consent or at the written direction of the Required Lenders) at any time an Event of Default exists, each Borrower shall pay interest on the principal amount of all outstanding Obligations owing by such Borrower (which shall include past-due interest and fees to the fullest extent permitted by applicable Law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Facility Fee. The Parent Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum fee (the “Facility Fee”) equal to the Facility Fee rate set forth in the definition of Applicable Rate times the actual daily amount of the Aggregate Commitments, regardless of usage. The Facility Fee shall accrue at all times from the date hereof until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and on the Maturity Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Utilization Fee. The Parent Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum fee (the “Utilization Fee”) equal to the Utilization Fee rate set forth in the definition of Applicable Rate times the actual daily Outstanding Amount of Loans and L/C Obligations for each day that such Outstanding Amount exceeds 33% of the Aggregate Commitments. The Utilization Fee shall accrue at all times from the date hereof until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Utilization Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c) Other Fees. The Parent Borrower shall pay the other fees set forth in the Fee Letter in the amounts and at the times set forth therein.

2.09 Computation of Interest and Fees. Interest on Base Rate Loans (if determined under clause (b) of the definition of Base Rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing by it with respect to the Loans and L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.11 Payments Generally.

(a) All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless such Business Day falls in another calendar month in which case such payment shall be made on the next preceding Business Day), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If, at any time prior to the Obligations being accelerated or otherwise becoming due and payable in full, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender. If. at any time after the Obligations are accelerated or otherwise become due and payable in full, funds are received by and available to the Administrative Agent to pay the Obligations, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(d) Unless a Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or a Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to a Borrower or any Lender with respect to any amount owing under this Section 2.11(d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13 Regulation D Compensation. Each Lender may require each Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Rate Loans, additional interest on the related Eurodollar Rate Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the applicable Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Lender gives such notice and (y) shall notify the applicable Borrower at least five Business Days before each date on which interest is payable on the Eurodollar Rate Loans of the amount then due under this Section 2.13.

2.14 Increases of Commitments. The Parent Borrower may from time to time request that any one or more of the Lenders increase their respective Commitments or request that other Persons that would be Eligible Assignees agree to make a new Commitment; provided that the Aggregate Commitments may not exceed $350,000,000. Each increased or new Commitment resulting in an increase in the Aggregate Commitments shall be effected by a Commitment increase agreement substantially in the form of Exhibit I or a joinder agreement substantially in the form of Exhibit J, as applicable, executed by the Borrowers, the Administrative Agent and the existing Lender that has agreed to increase its Commitment or the new Lender that has agreed to a new Commitment, as the case may be. Each Borrower agrees to execute and deliver such other documents and instruments as the Administrative Agent may reasonably request in connection with any increase of the Aggregate Commitments. None of the Lenders shall be obligated to increase its Commitment. Promptly following each increase of the Aggregate Commitments pursuant to this Section, the Administrative Agent shall deliver to the Borrowers and the Lenders an amended Schedule 2.01 that gives effect to such increase.

2.15 Joinder of the Subsidiary Borrower; Obligations Several. The Subsidiary Borrower shall become a party hereto on the Joinder Date. The Obligations of each Borrower under this Agreement, the Notes and the other Loan Documents shall be several and not joint. For the avoidance of doubt, it is understood and agreed that, unless and until FMC Technologies Finance B.V. becomes a party hereto in accordance with the terms and conditions of Section 4.02, (a) it shall not be a Borrower or one of the Borrowers and it shall have no rights or obligations under this Agreement or under any of the other Loan Documents and (b) references in this Agreement and the other Loan Documents to a Borrower or the Borrowers shall be construed to be references solely to the Parent Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by each Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If either Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If a Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Each Borrower agrees to indemnify the Administrative Agent and each Lender for the following amounts to the extent that such amounts arise out of Credit Extensions made to such Borrower: (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes a demand therefor.

(e) Each Lender organized under the Laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers and the Administrative Agent with (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, IRS Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts withholding tax on (or, in the case of a form delivered subsequent to the date on which a form originally was provided, reduces the rate of withholding tax on) payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8, or any successor or other applicable form prescribed by the IRS, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of either Borrower, and is not a controlled foreign corporation related to either Borrower (within the meaning of Section 864(d)(4) of the Code). Each Lender which so delivers a Form W-8, W-8BEN, or W-8ECI further undertakes to deliver to the Borrowers and the Administrative Agent additional forms (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, in each case certifying that such Lender is entitled to receive payments from the applicable Borrower under any Loan Document without deduction or withholding (or at a reduced rate of deduction or withholding) of any United States federal income taxes, unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises each Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(f) Failure to Provide Withholding Forms; Changes in Tax Laws. For any period with respect to which a Lender has failed to provide the Borrowers and the Administrative Agent with the appropriate form pursuant to Section 3.01(e) (unless such failure is due to a change in Law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Change in Applicable Lending Office. If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans (but not to make, maintain or fund Base Rate Loans) shall be suspended until such Lender notifies the Administrative Agent and such Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or on such earlier date after which such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the applicable Borrower shall also pay accrued interest on the amount so converted by it. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent reasonably determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the applicable Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 2.13), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy) by an amount such Lender deems material, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower, as applicable, shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan made to such Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any Applicable Rate.

For purposes of calculating amounts payable by each Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) The applicable Lender shall notify the Administrative Agent and the applicable Borrower as soon as practicable (and in any event within 120 days) after such Lender obtains actual knowledge of any event or condition which will entitle such Lender to compensation under Section 3.01 or 3.04, and such Borrower shall not be liable for any such amount that accrues between the date such notification is required to be given to such Borrower and the date such notice is actually given to such Borrower.

(b) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for and calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(c) Upon any Lender making a claim for compensation under Section 3.01 or 3.04 or notifying a Borrower that such Lender may not make or maintain Eurodollar Rate Loans pursuant to Section 3.02, the Parent Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. Each Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender and L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Principal Officer of the applicable party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

(ii) a Note executed by the Parent Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Principal Officers of the Parent Borrower as the Administrative Agent may request to establish the identities of and verify the authority and capacity of each Principal Officer thereof authorized to act as a Principal Officer in connection with this Agreement and the other Loan Documents to which the Parent Borrower is a party;

(iv) such evidence as the Administrative Agent may reasonably request to verify that the Parent Borrower is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, including certified copies of the certificate of incorporation and bylaws of the Parent Borrower and certificates of existence and good standing (or their equivalent) for the Parent Borrower in its jurisdiction of incorporation;

(v) a certificate signed by a Principal Officer of the Parent Borrower (A) certifying that there has been no event or circumstance since December 31, 2003, which has had or could be reasonably expected to have a Material Adverse Effect, and (B) showing the Debt Ratings of the Parent Borrower on the Closing Date;

(vi) an opinion of the General Counsel of the Parent Borrower, substantially in the form of Exhibit C;

(vii) an opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., substantially in the form of Exhibit D;

(viii) evidence that the commitments under the Existing 364-Day Credit Agreement have been, or concurrently with the Closing Date are being, terminated, and that the Parent Borrower has repaid all amounts owed thereunder upon such termination; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date pursuant to the Fee Letter shall have been paid.

(c) Unless waived by the Administrative Agent, the Parent Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Parent Borrower and the Administrative Agent).

(d) No event or circumstance shall have occurred since December 31, 2003 that has had or could reasonably be expected to have a Material Adverse Effect.

(e) If, and only if, the Subsidiary Borrower is to be a party hereunder on the Closing Date, satisfaction of all of the terms and conditions set forth in Section 4.02.

4.02 Conditions of Joinder by Subsidiary Borrower. The Parent Borrower may, upon at least ten (10) Business Days prior written notice to the Administrative Agent, request that the Subsidiary Borrower become a party hereto, and the Subsidiary Borrower shall become a party hereto upon the satisfaction of each of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Principal Officer of the applicable party, each dated the date the Subsidiary Borrower is to become a party hereto (the “Joinder Date”) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a signature page to this Agreement executed by the Subsidiary Borrower which shall evidence the Subsidiary Borrower’s agreement to become a party hereto and to assume all of the rights, benefits and obligations of the Subsidiary Borrower hereunder, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

(ii) a Note executed by the Subsidiary Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Principal Officers of the Subsidiary Borrower as the Administrative Agent may reasonably request to establish the identities of and verify the authority and capacity of each Principal Officer thereof authorized to act as a Principal Officer in connection with this Agreement and the other Loan Documents to which the Subsidiary Borrower is a party;

(iv) such evidence as the Administrative Agent may reasonably request to verify that the Subsidiary Borrower is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, including certified copies of the certificate of incorporation and bylaws (or other organizational documents) of the Subsidiary Borrower and certificates of existence and good standing (or their equivalent) for the Subsidiary Borrower in its jurisdiction of incorporation;

(v) an opinion of the General Counsel of the Parent Borrower regarding the Parent Borrower’s delivery of the Guaranty;

(vi) an opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. regarding the enforceability of the Guaranty and of the Loan Documents to which the Subsidiary Borrower is a party under the law of the State of Illinois;

(vii) an opinion of Netherlands counsel to the Subsidiary Borrower addressing the enumerated items set forth on Exhibit E (subject to customary attorney opinion practice in the Netherlands);

(viii) the Guaranty executed by the Parent Borrower, substantially in the form of Exhibit H; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) On the Joinder Date, no Default or Event of Default shall have occurred and be continuing.

(c) On the Joinder Date, the Subsidiary Borrower shall be a wholly-owned Restricted Subsidiary of the Parent Borrower.

4.03 Conditions to all Credit Extensions. The obligation of each Lender and L/C Issuer to make any Credit Extension is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent Borrower contained in Article V shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, except that the representations and warranties set forth in Sections 5.04(b) and 5.05 shall be made and shall be required to be true and correct in all material respects only on the Closing Date.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders may reasonably request.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty by the Parent Borrower that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Parent Borrower represents and warrants to the Administrative Agent and the Lenders as follows; provided however, that the representations and warranties set forth in Section 5.12 shall only be made from and after the Joinder Date:

5.01 Corporate or Partnership Existence and Power. Each Borrower and each Material Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business and (c) is duly qualified as a foreign corporation or partnership and in good standing in each jurisdiction where qualification is required by the nature of its business or the character and location of its property, business or customers, except, as to clauses (b) and (c), where the failure so to qualify or to have such licenses, authorizations, consents and approvals, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party are within such Borrower’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the certificate of incorporation or bylaws (or other organizational documents) of either Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon either Borrower which could reasonably be expected to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on any asset of either Borrower or any Subsidiary except for a Lien permitted hereby.

5.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of each Borrower and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of each Borrower party thereto, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by Debtor Relief Laws.

5.04 Financial Information.

(a) The consolidated balance sheet of Parent Borrower and its Consolidated Subsidiaries as of December 31, 2003, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Parent Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year.

(b) There has been no change since December 31, 2003 which has had or could be reasonably expected to have a Material Adverse Effect.

5.05 Litigation. There is no action, suit, proceeding or arbitration pending against, or to the knowledge of the Parent Borrower threatened against or affecting, the Parent Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

5.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07 Environmental Matters. In the ordinary course of its business, the Parent Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Parent Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Parent Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

5.08 Taxes. United States Federal income tax returns of the Parent Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1992. The Parent Borrower and each Subsidiary have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Parent Borrower and its Subsidiaries in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles, and no tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

5.09 Full Disclosure. All information (other than financial projections) heretofore furnished by either Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by either Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Parent Borrower and its Subsidiaries that have been or hereafter will be furnished by the Parent Borrower to the Administrative Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Parent Borrower, at the time of preparation, to be reasonable.

5.10 Compliance with Laws. Each Borrower and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which such Borrower or such Material Subsidiary is contesting in good faith or (b) failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

5.11 Regulated Status. Neither Borrower is an “investment company,” within the meaning of the Investment Company Act of 1940, or a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

5.12 Representations as to the Subsidiary Borrower.

(a) The Subsidiary Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to the Subsidiary Borrower, the “Foreign Obligor Documents”), and the execution, delivery and performance by the Subsidiary Borrower of the Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Subsidiary Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the Subsidiary Borrower is organized and existing in respect of its obligations under the Foreign Obligor Documents.

(b) The Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which the Subsidiary Borrower is organized and existing for the enforcement thereof against the Subsidiary Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Foreign Obligor Documents that the Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Subsidiary Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Foreign Obligor Documents or (ii) on any payment to be made by the Subsidiary Borrower pursuant to the Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Foreign Obligor Documents executed by the Subsidiary Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which the Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01 Information. The Parent Borrower will deliver to the Administrative Agent and each of the Lenders:

(a) within 60 days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and reported on without Qualification by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) within 40 days (and 35 days after the end of each fiscal quarter beginning March 31, 2005) after the end of each of the first three quarters of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income for such quarter and for the portion of the Parent Borrower’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Parent Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated balance sheet as of the end of the previous fiscal year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the Parent Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of the chief financial officer, the treasurer, or the chief accounting officer of the Parent Borrower (i) setting forth in reasonable detail such calculations as are required to establish whether the Parent Borrower was in compliance with the requirements of Sections 7.06(c) and 7.10 and stating whether the Parent Borrower was in compliance with the requirements of Sections 7.01(g), 7.05(c) and 7.07 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Parent Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a) and (b), a schedule, certified as to its accuracy and completeness by the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower, listing in reasonable detail the Debt balance of each Restricted Subsidiary where such Debt balance is in excess of $1,000,000, listing only Debt instruments of $1,000,000 or more; provided that no such schedule need be furnished if at the date of the related financial statements (i) the aggregate amount of Debt of domestic Restricted Subsidiaries did not exceed $50,000,000 and (ii) the aggregate amount of Debt of all Restricted Subsidiaries did not exceed $100,000,000;

(e) within five Business Days after any Principal Officer of a Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of such Borrower setting forth the details thereof and the action that such Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Parent Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that the Parent Borrower or any Subsidiary shall have filed with the Securities and Exchange Commission;

(h) within 14 days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $1,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Parent Borrower setting forth details as to such occurrence and the action, if any, which the Parent Borrower or applicable member of the ERISA Group is required or proposes to take with respect thereto;

(i) as soon as practicable after a Principal Officer of a Borrower obtains knowledge of the commencement of an action, suit or proceeding against a Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby, information as to the nature of such pending or threatened action, suit or proceeding; and

(j) from time to time such additional information regarding the business, properties, financial position, results of operations, or prospects of either Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may reasonably request.

6.02 Payment of Obligations. The Parent Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities and all lawful taxes, assessments and governmental charges or levies upon it or its property or assets, except where the same may be diligently contested in good faith by appropriate proceedings or where the failure to so pay and discharge could not be reasonably expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with United States generally accepted accounting principles as in effect from time to time, appropriate reserves for the accrual of any of the same.

6.03 Maintenance of Property; Insurance.

(a) The Parent Borrower will keep, and will cause each Restricted Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b) The Parent Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Parent Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually maintained in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04 Inspection of Property, Books and Records. The Parent Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Subject to Section 10.08, the Parent Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants (provided that the Parent Borrower shall have the right to participate in any discussions with such accountants), all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Parent Borrower.

6.05 Maintenance of Existence, Rights, Etc.

(a) The Parent Borrower will preserve, renew and keep in full force and effect, and will cause each of its Restricted Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except when failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that nothing in this Section 6.05 shall prohibit (i) a transaction permitted under Section 7.02 or (ii) the termination of the corporate or partnership existence of any Restricted Subsidiary if the Parent Borrower in good faith determines that such termination is in the best interest of the Parent Borrower and could not be reasonably expected to have a Material Adverse Effect.

(b) At no time will any Unrestricted Subsidiary hold, directly or indirectly, any capital stock of any Restricted Subsidiary.

6.06 Use of Proceeds. The proceeds of the Borrowings under this Agreement will be used respectively by each Borrower for working capital, capital expenditures and other lawful corporate purposes, and by the Parent Borrower as support for the Parent Borrower’s commercial paper program.

6.07 Compliance with Laws. The Parent Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all requirements of Law (including ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date hereof and described on Schedule 7.01, securing Debt outstanding on the date hereof;

(b) Liens incidental to the conduct of its business or the ownership of its assets which (A) arise in the ordinary course of business, (B) do not secure Debt and (C) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c) Liens in favor of the Parent Borrower or any other Restricted Subsidiary;

(d) Liens on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Debt incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Liens do not and are not extended to cover any other property or assets;

(e) Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Debt incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of the Parent Borrower or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(f) any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in clauses (a) through (e) above; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets subject to the Lien extended, renewed, substituted or replaced (plus improvements on such property) and (2) the Debt secured by such Lien at such time is not increased; and

(g) other Liens so long as the principal amount of the Debt of the Parent Borrower and its Restricted Subsidiaries secured thereby does not exceed $75,000,000 in the aggregate at any time and so long as the principal amount of the Debt of the Parent Borrower’s Restricted Subsidiaries secured thereby does not exceed $25,000,000 in the aggregate at any time.

7.02 Consolidations, Mergers and Sales of Assets. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any Person, except that, so long as no Default or Event of Default then exists or would result therefrom:

(a) any Restricted Subsidiary (other than the Subsidiary Borrower) may merge or consolidate with (A) the Parent Borrower, provided that the Parent Borrower shall be the continuing or surviving Person, (B) any other Restricted Subsidiary or (C) any other Person if the Parent Borrower in good faith determines that such merger or consolidation is in the best interest of the Parent Borrower and would not have a Material Adverse Effect and, at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Parent Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(b) any Restricted Subsidiary may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (A) the Parent Borrower, (B) any other Restricted Subsidiary or (C) any other Person if the Parent Borrower in good faith determines that such sale is in the best interest of the Parent Borrower and would not have a Material Adverse Effect and, at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Parent Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(c) the Parent Borrower may merge or consolidate with any other Person, provided that (A) the Parent Borrower is the continuing or surviving Person, (B) the Parent Borrower’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto, and (C) at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Parent Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto; and

(d) the Parent Borrower may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any Person, provided that (A) the Parent Borrower’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto and (B) at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Parent Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto.

7.03 Use of Proceeds. None of such proceeds will be used, directly or indirectly, in a manner that violates Regulation U or X of the Board. Each Borrower will not permit more than 25% of the consolidated assets of such Borrower and its subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the Board.

7.04 Reserved.

7.05 Restricted Subsidiary Debt. The Parent Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:

(a) Debt owed to the Parent Borrower or any other Restricted Subsidiary;

(b) Debt of the Subsidiary Borrower hereunder; and

(c) other Debt in an aggregate principal amount for all Restricted Subsidiaries not exceeding $50,000,000 at any time.

7.06 Restricted Payments. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(a) any Restricted Subsidiary may declare and make Restricted Payments to the Parent Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent Borrower or any other Restricted Subsidiary and to each other owner of capital stock of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(b) the Parent Borrower or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such Person; and

(c) the Parent Borrower may declare and make Restricted Payments to its stockholders during any fiscal quarter in an amount not exceeding 50% of its Consolidated Net Income in respect of the immediately preceding fiscal quarter, provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

7.07 Investments in Unrestricted Subsidiaries. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $100,000,000 for all such Unrestricted Subsidiaries.

7.08 Limitations on Upstreaming. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by Laws or by the Loan Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Parent Borrower’s ability to repay the Obligations as and when due.

7.09 Transactions with Affiliates. The Parent Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction of any kind with any Affiliate of the Parent Borrower (other than the Parent Borrower or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a Person that is not an Affiliate in accordance with prevailing industry customs and practices.

7.10 Financial Covenants.

(a) Total Debt to EBITDA Ratio. The Parent Borrower will not permit the ratio of Adjusted Total Debt as of the last day of any fiscal quarter to Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day to be more than 3.25 to 1.00.

(b) Interest Coverage Ratio. The Parent Borrower will not permit the ratio of Consolidated EBITDA for any period of four consecutive fiscal quarters to Consolidated Interest Expense for such period to be less than 3.50 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) any principal of any Loan or L/C Borrowing shall not be paid when due, or any interest, fees or other amount payable hereunder shall not be paid within five Business Days of the due date thereof;

(b) the Parent Borrower shall fail to observe or perform any covenant contained in Sections 6.05(b) or 6.06 or Article VII;

(c) either Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to such Borrower by the Administrative Agent at the request of any Lender; provided that the 30-day grace period set forth above shall be reduced by the number of days that any officer of such Borrower had knowledge of any applicable failure prior to giving notice thereof to the Administrative Agent and the Lenders pursuant to Section 6.01(e).

(d) any representation, warranty, certification or statement by either Borrower made in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto or deemed to be made pursuant to Section 4.03 shall have been incorrect in any material respect when made or deemed to be made;

(e) either Borrower or any Material Subsidiary shall fail to make any payment in respect of Material Financial Obligations when due after giving effect to any applicable grace period;

(f) any event or condition shall occur that (i) results in the acceleration of the maturity of Material Financial Obligations or (ii) enables the holder or holders of Material Financial Obligations or any Person acting on behalf of such holder or holders to accelerate the maturity thereof, provided that no Event of Default under this clause (ii) shall occur unless and until any required notice has been given and/or period of time has elapsed with respect to such Material Financial Obligations so as to perfect such right to accelerate;

(g) either Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against either Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against either Borrower or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(j) Enforceable Judgments for the payment of money shall be rendered against either Borrower or any Material Subsidiary in an aggregate amount exceeding (i) $25,000,000, if rendered against the Subsidiary Borrower or any other Material Subsidiary, or (ii) $50,000,000, if rendered against the Parent Borrower, and shall continue unsatisfied and unstayed for a period of 30 days;

(k) a Change of Control shall occur; or

(l) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Required Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect, or either Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrowers, terminate the Commitments, and the Commitments shall thereupon terminate, (ii) if requested by Required Lenders, by notice to the Borrowers, declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) if requested by the Required Lenders, require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Outstanding Amount thereof); provided that in the case of any of the Events of Default specified in Sections 8.01(g) and (h) with respect to either Borrower, immediately and without any notice to the Borrowers or any other act by the Administrative Agent or the Lenders, the Commitments shall terminate and the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall become effective.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this

Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith; provided that each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by a Borrower or any officer thereof contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of a Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any Affiliate thereof.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of a Borrower or any of its respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to each Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of either Borrower or any of its respective Subsidiaries which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Parent Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding a Borrower or any of its Subsidiaries (including information that may be subject to confidentiality obligations in favor of a Borrower or any of its Subsidiaries) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be subject to the approval of the Parent Borrower at all times other than during the existence of an Event of Default (which approval of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor administrative agent from among the Lenders, provided that such Person is capable, to the reasonable satisfaction of the Parent Borrower, of performing the duties of the L/C Issuer. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other

Lender, and the successor L/C Issuer shall be obligated to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding anything contained in this Section 9.09 to the contrary, a retiring Administrative Agent may not relinquish the role of “L/C Issuer” or any of the duties thereof until another Person, reasonably acceptable to the Parent Borrower, has accepted such role and such duties.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations of such Borrower that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” or “co-agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement and the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) and, in the case of an amendment, each Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby (or the Administrative Agent with the written consent of such Lenders) and, in the case of an amendment, by each Borrower do any of the following:

(a) except as expressly contemplated by Section 2.14, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest or fees specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of either Borrower to pay interest at the Default Rate;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

(e) change the definition of Pro Rata Share or Voting Percentage;

(f) after its execution and delivery, release the Guaranty;

(g) amend this Section, the last sentence of Section 2.04(a), the second to the last sentence of Section 2.05, Section 2.12, Section 10.05, or any provision herein providing for consent or other action by all the Lenders;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Required Lenders or all the directly affected Lenders, as the case may be (or the Administrative Agent on their behalf), affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the directly affected Lenders, as the case may be (or the Administrative Agent on their behalf), affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on the signature pages hereof or on the applicable Administrative Questionnaire or to such other address as shall be designated by a party hereto in a notice to the other parties hereto. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on the signature pages hereof or on the applicable Administrative Questionnaire or at the number that may be otherwise specified in accordance herewith, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each Borrower party thereto, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (which in such case shall be limited to all reasonable fees and disbursements of one law firm for all Lenders (other than the Administrative Agent) except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Required Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders). The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all the other Obligations.

10.05 Indemnification by the Parent Borrower. Whether or not the transactions contemplated hereby are consummated, the Parent Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against either Borrower, any Affiliate of either Borrower or any of their respective officers or directors, including any Indemnified Liability arising out of or based upon any untrue statement; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee arising out of or relating to the Loan Documents, any Commitment, Loan or Letter of Credit, the use or contemplated use of the proceeds of any Credit Extension (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or the relationship of the Borrowers, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses or reasonable costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, investigation or proceeding, or as a result of the investigation or the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

10.06 Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as provided in this Section 10.07(a) or in Section 7.02, neither Borrower may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this

Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower, as applicable, (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the fourth sentence of Section 2.10(a), the entries in the Register shall be rebuttably presumptively true and correct, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to Section 10.07(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Lender organized under the laws of a jurisdiction outside of the United States if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower to comply with Section 3.01 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Parent Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Parent Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Parent Borrower on or prior to such fifth Business Day.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and each L/C Issuer and, unless an Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Parent Borrower and the Lenders, resign as a L/C Issuer. In the event of any such resignation as a L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder, provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Bank of America as a L/C Issuer. Bank of America shall retain all the rights and obligations of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(e)).

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any

prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of a Borrower; (g) with the written consent of the Parent Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower or Subsidiary; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from a Borrower or Subsidiary relating to such Borrower or Subsidiary or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower or Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to either Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of a Borrower against any and all Obligations then due and payable by such Borrower (including, with respect to the Parent Borrower, in its capacity as guarantor under the Guaranty) to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Contingent Surviving Obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which either Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Removal and Replacement of Lenders.

(a) Under any circumstances set forth herein providing that the Parent Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Parent Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Parent Borrower; provided that if the Parent Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(c), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04 or make similar notifications pursuant to Section 3.02. The applicable Borrower shall, in the case of a termination of such Lender’s Commitment pursuant to clause (i) preceding, (x) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to each L/C Issuer as it may reasonably require with respect to any continuing obligation of such Lender to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Credit Extensions. The Parent Borrower shall, in the case of an assignment pursuant to clause (ii) preceding, cause to be paid the assignment fee payable to the Administrative Agent pursuant to Section 10.07(b). The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) This Section 10.15 shall supersede any provision in Section 10.01 or Section 10.07 to the contrary.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO

AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

10.20 Termination of Commitments Under Existing 364-Day Credit Agreement.

The commitments under the Existing 364-Day Credit Agreement shall terminate on the Closing Date. Execution of this Agreement by Lenders who are lenders under the Existing 364-Day Credit Agreement shall constitute a waiver of the notice provisions in Sections 2.05 and 10.02 of the Existing 364-Day Credit Agreement.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES TO FOLLOW.

EXECUTED as of the date first stated above.

FMC TECHNOLOGIES, INC.

By:	//s// Joseph J. Meyer
Name:	Joseph J. Meyer
Title:	Director, Treasury Operations

Address for Notices:

FMC Technologies, Inc.

200 East Randolph Drive

Chicago, IL 60601

Attention: Mr. Joseph J. Meyer, Director, Treasury Operations

Telephone: (312) 861-6146

Facsimile: (312) 861-6148

Electronic Mail: joseph.meyer@fmcti.com

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	//s// Scott L. Joyce
Name:	Scott L. Joyce
Title:	Vice President

Address for Notices:

Bank of America, N.A.

TX1-492-14-12

901 Main Street

Dallas, TX 75202

Attention: Ms. Renita M. Cummings, Assistant Vice President

Telephone: (214) 209-4130

Facsimile: (214) 290-8371

Electronic Mail: renita.m.cummings@bankofamerica.com

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A., as a Lender

By:	//s// Scott L. Joyce
Name:	Scott L. Joyce
Title:	Vice President

Address for Notices:

Bank of America, N.A.

700 Louisiana Street

8th Floor - TX4-213-08-14

Houston, TX 77002

Attention: Mr. Scott L. Joyce, Vice President

Telephone: (713) 247-7232

Facsimile: (713) 247-7286

Electronic Mail: scott.joyce@bankofamerica.com

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

DnB NOR BANK ASA, as a Lender

By:	//s// Peter M. Dodge
Name:	Peter M. Dodge
Title:	First Vice President

By:	//s// Alfred C. Jones III
Name:	Alfred C. Jones III
Title:	Senior Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

NATIONAL CITY BANK, as a Lender

By:	//s// Jon R. Hinard
Name:	Jon R. Hinard
Title:	Senior Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	//s// Jayne Seaford
Name:	Jayne Seaford
Title:	Senior Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	//s// Eric R. Hollingsworth
Name:	Eric R. Hollingsworth
Title:	Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

BANK OF TOKYO-MITSUBISHI, LTD.,
as a Lender

By:	//s// Donald W. Herrick, Jr.
Name:	Donald W. Herrick, Jr.
Title:	Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

DANSKE BANK A/S, as a Lender

By:	//s// Peter L. Hargraves
Name:	Peter L. Hargraves
Title:	Vice President

By:	//s// John O’Neill
Name:	John O’Neill
Title:	Assistant General Manager

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

MIZUHO CORPORATE BANK LTD.,
as a Lender

By:	//s// Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

THE NORTHERN TRUST COMPANY,
as a Lender

By:	//s// Kathleen D. Schurr
Name:	Kathleen D. Schurr
Title:	Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

WESTLB AG, NEW YORK BRANCH,
as a Lender

By:	//s// Duncan M. Robertson
Name:	Duncan M. Robertson
Title:	Executive Director

By:	//s// Angelika Seifert
Name:	Angelika Seifert
Title:	Director

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

BANK ONE, NA, as a Lender

By:	//s// Jane Bek Keil
Name:	Jane Bek Keil
Title:	Director

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

COOPERATIVE CENTRALE RAIFFEINSEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH, as a Lender

By:	//s// Ivan Rodriguez
Name:	Ivan Rodriguez
Title:	Vice President

By:	//s// Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

ROYAL BANK OF CANADA, as a Lender

By:	//s// Jason York
Name:	Jason York
Title:	Attorney-in-Fact

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

WACHOVIA BANK, N.A., as a Lender

By:	//s// Nathan Rantala
Name:	Nathan Rantala
Title:	Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

BANCA NAZIONALE DEL LAVORA SPA,
as a Lender

By:	//s// Francesco Di Mario
Name:	Francesco De Mario
Title:	Vice President

By:	//s// Carlo Vecchi
Name:	Carlo Vecchi
Title:	Senior Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

EXECUTED as of the date first stated above.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	//s// R. Michael Newton
Name:	R. Michael Newton
Title:	Vice President

SIGNATURE PAGE TO FMC TECHNOLOGIES FIVE-YEAR CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$22,500,000.00	9.000000000%
DnB NOR Bank ASA	$20,000,000.00	8.000000000%
National City Bank	$20,000,000.00	8.000000000%
The Royal Bank of Scotland plc	$20,000,000.00	8.000000000%
Wells Fargo Bank, National Association	$20,000,000.00	8.000000000%
The Bank of Tokyo-Mitsubishi , Ltd.	$20,000,000.00	8.000000000%
Danske Bank	$15,000,000.00	6.000000000%
Mizuho Corporate Bank Ltd.	$15,000,000.00	6.000000000%
The Northern Trust Company	$15,000,000.00	6.000000000%
WestLB AG, New York Branch	$12,500,000.00	5.000000000%
Bank One , NA	$12,500,000.00	5.000000000%
Rabobank Nederland	$12,500,000.00	5.000000000%
Royal Bank of Canada	$12,500,000.00	5.000000000%
Wachovia Bank, N.A.	$12,500,000.00	5.000000000%
Banca Nazionale del Lavoro Spa	$10,000,000.00	4.000000000%
U.S. Bank National Association	$10,000,000.00	4.000000000%
Total	$250,000,000.00	100.000000000%

2.01 - 1

SCHEDULE 7.01

EXISTING LIENS

1.	Forklifts and related equipment leased or acquired from Citicorp Del Lease, Inc.

2.	Computer and related equipment leased by or acquired from Cisco Systems Capital Corporation

3.	Computer and related equipment leased or acquired from Computer Sales International, Inc. and assigns

4.	Computer and related equipment and related software leased or acquired from IBM Credit LLC

5.	Motor vehicle and related assets leased or acquired from Gelco Corporation, d/b/a GE Capital Fleet Services

6.	Motor vehicle leased or acquired from Beckwith Machinery Company

7.	Miscellaneous equipment leased or acquired from Bankers/Softec Divisions of EAB Leasing Corp.

8.	Forklifts leased or acquired from Toyota Motor Credit Corp.

9.	Miscellaneous equipment leased or acquired from Select Assets Trust I

10.	Truck loaders and related equipment leased or acquired from Caterpillar Financial Services Corporation

7.01 - 1

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FMC Technologies, Inc., a Delaware corporation (“Parent Borrower”), [FMC Technologies Finance B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (“Subsidiary Borrower”),] the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a L/C Issuer.

[Parent Borrower] [Subsidiary Borrower] hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1. On                                      (a Business Day).

2. In the amount of $                                 .

3. Comprised of                                 . [Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of     [days] [months].

5. Parent Borrower certifies that on the date of this request and on the date of the above Borrowing or conversion (after giving effect to the requested Borrowing or conversion) (a) all of the representations and warranties in Article V of the Agreement [(other than Section 5.04(b) and 5.05 of the Agreement)] are and will be true and correct in all material respects, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (b) no Event of Default or Default exists or will exist.

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

[FMC TECHNOLOGIES FINANCE B.V.

By:
Name:
Title: ]

A - 1

EXHIBIT B

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below), the principal amount of each Loan made by the Lender to the Borrower under that certain $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FMC Technologies, Inc., FMC Technologies Finance B.V. (from and after the date it becomes a party thereto), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest to the fullest extent permitted by applicable Law, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. [This Note is also entitled to the benefits of the Guaranty executed as of                     ,         , by FMC Technologies, Inc.] Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender and the Agent in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[FMC TECHNOLOGIES, INC.] [FMC TECHNOLOGIES FINANCE B.V.]

By:
Name:
Title:

B - 1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B - 2

EXHIBIT C

FORM OF OPINION OF ASSISTANT GENERAL COUNSEL TO

FMC TECHNOLOGIES, INC.

April 8, 2004

To Bank of America, N.A., as Administrative Agent,

and each of the Lenders party to

the Credit Agreement referred to below

Re: FMC Technologies, Inc.

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Secretary of FMC Technologies, Inc. (the “Borrower”), and have acted as counsel to the Borrower in connection with the preparation, execution and delivery of, and the consummation of the transaction contemplated by, the Five-Year Credit Agreement dated as of April 8, 2004 (the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”) and a L/C Issuer.

This opinion is rendered to you pursuant to the requirements of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein, and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the following documents:

1.	the Credit Agreement; and
2.	the Notes issued by the Borrower on the date hereof.

The agreements specified in clauses (1) and (2) above are collectively referred to as the “Agreements”.

In addition, I have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Borrower, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinions set forth herein that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Borrower and upon the representations and warranties of the Borrower contained in the Agreements.

I am licensed to practice law in the State of Illinois, and this opinion is limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1.	The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.	The Borrower is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

3.	The Borrower has all requisite corporate power and authority to execute, deliver and perform the Agreements to which it is a party. The execution, delivery and performance by the Borrower of the Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Borrower. The Borrower has duly executed and delivered the Agreements to which it is a party.

4.	The execution, delivery and performance by the Borrower of the Agreements to which it is a party will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of the Borrower, (ii) any of the terms, conditions or provisions of any material contractual obligation of the Borrower of which I am aware, (iii) any Illinois, Delaware corporate or federal requirement of law or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority of which I am aware which is binding on the Borrower.

5.	No consent, approval, waiver, license or authorization or other action by or filing with any Illinois, Delaware corporate or federal Governmental Authority of which I am aware is required in connection with the execution, delivery or performance by the Borrower of the Agreements to which it is a party.

6.	The borrowings by and other financial accommodations provided to the Borrower under the Agreements and the application of proceeds thereof as provided in the Credit Agreement will not violate Regulation U or X of the Board.

7.	Neither the Borrower nor any Person controlling the Borrower (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (ii) is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.	To my knowledge, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity or before any governmental authority, pending or overtly threatened against the Borrower (i) with respect to any Agreement or challenging any of the Lenders’ or the Administrative Agent’s rights or remedies thereunder or (ii) which is reasonably likely to be adversely determined and, if so determined, would be reasonably likely to materially adversely affect the ability of the Borrower to perform its obligations under the Agreements to which it is a party.

My opinion in Paragraph 4(iii) is based upon my review of those requirements of law which in my experience are normally applicable to or normally relevant in connection with transactions of the type provided for in the Agreements.

The opinions expressed herein are effective only as of the date of this opinion letter. I do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and I assume no responsibility for advising you of (i) any change with respect to any matter described in this opinion letter or (ii) the discovery subsequent to the date of this opinion letter of factual information not previously known to me pertaining to events occurring prior to the date of this opinion letter.

This opinion letter is rendered solely to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other Person (other than your successors and permitted assigns under the Credit Agreement) for any purpose, without in each case my prior written consent.

Very truly yours,

EXHIBIT D

FORM OF OPINION OF

GOLDBERG, KOHN, BELL, BLACK, ROSENBLOOM & MORITZ, LTD.

April 8, 2004

Bank of America, N.A.

and each of the other financial

institutions that is a party to the

Credit Agreement referred to below

c/o Bank of America, N.A.

TX1-492-14-12

901 Main Street

Dallas, TX 75202

Ladies and Gentlemen:

We have acted as special Illinois counsel for FMC Technologies, Inc., a Delaware corporation (“FMC Technologies”), in connection with the Five-Year Credit Agreement (the “Credit Agreement”) dated as of April 8, 2004 among FMC Technologies, various financial institutions and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being rendered to you at the request of our clients pursuant to the requirements of the Credit Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Credit Agreement, and (ii) the Notes issued by FMC Technologies on the date hereof. We have conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion letter. Except as described in the foregoing sentence, we have not undertaken any independent investigation of any factual matters which might be relevant to this opinion letter and we have made no independent investigation of the records of, or other matters relating to, FMC Technologies or any other Person.

For the purposes of this opinion letter, we have assumed that all items submitted to us as originals are complete and authentic and all signatures thereon are genuine, and all items submitted to us as copies are complete and conform to the originals. We have also assumed, with your permission and without independent investigation of any kind, the following: (i) FMC Technologies has been duly incorporated and is validly existing and is in good standing under the laws of the State of Delaware; (ii) FMC Technologies has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the Notes; (iii) FMC Technologies has taken all corporate action required to duly authorize the execution, delivery and performance by it of the Credit Agreement and the Notes; (iv) the Credit Agreement and the Notes have been duly authorized, executed and delivered by FMC Technologies; (v) the Credit Agreement is the legal, valid and binding obligation of each party thereto (other than FMC Technologies, as to which we express an opinion below) enforceable against each such party in accordance with its terms; (vi) the execution, delivery and performance of the Credit Agreement and the Notes by FMC Technologies (a) are in accordance with (and do not conflict with) the laws of the State of Delaware, (b) do not violate or contravene the organizational documents or by-laws of FMC Technologies, and (c) do not violate or contravene any provision of any agreement or contract applicable to or binding upon FMC Technologies; and (vii) there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties which would, in either case, define, supplement or qualify the terms of the Credit Agreement or the Notes.

Upon the basis of the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

ARTICLE XI.1. THE CREDIT AGREEMENT CONSTITUTES A VALID

AND BINDING AGREEMENT OF FMC TECHNOLOGIES, ENFORCEABLE IN

ACCORDANCE WITH ITS TERMS.

ARTICLE XII.2. THE NOTES CONSTITUTE VALID AND BINDING

OBLIGATIONS OF FMC TECHNOLOGIES, ENFORCEABLE IN ACCORDANCE WITH

THEIR TERMS.

Our opinions set forth above are subject to the following qualifications:

12.01 (a) We express no opinion as to any law, rule, regulation, ordinance, code or similar provision of law of any county, municipality, or similar political subdivision of the State of Illinois or any agency or instrumentality thereof, and we express no opinion as to any law to which FMC Technologies may be subject solely as a result of your legal or regulatory status or as to any insurance law or any federal or state securities or “blue sky” law. Members of our Firm are admitted to practice law in the State of Illinois and we express no opinion on any law other than laws of the State of Illinois.

12.02 (b) Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and by limitations on the availability of specific performance, injunctive relief or other equitable remedies.

12.03 (c) We express no opinion as to:

(i) obligations relating to indemnification, contribution or exculpation of costs, expenses or liabilities which contravene public policy;

(ii) the enforceability, under certain circumstances, of provisions imposing penalties or forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default;

(iii) any agreement by FMC Technologies to the subject matter jurisdiction of a United States federal court, to the waiver of the right to jury trial or to be served with process by service upon a designated third party;

(iv) any agreement by FMC Technologies purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum;

(v) the effect of the law of any jurisdiction other than the State of Illinois wherein any Lender may be located or wherein the enforcement of the Credit Agreement or any Note maybe sought that limits the rates of interest, fees or other charges legally chargeable or collectible;

(vi) any provision of the Credit Agreement (A) restricting access to legal or equitable remedies, (B) relating to severability or similar clauses, (C) providing that the Credit Agreement may only be amended, modified or waived in writing, (D) stating that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies, (E) purporting to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent or (F) purporting to convey rights to Persons other than parties to the Credit Agreement;

(vii) whether any court outside the State of Illinois would honor the choice of Illinois law as the governing law of the Credit Agreement and the Notes;

(viii) the provisions of Section 2.03 of the Credit Agreement which state that certain obligations of FMC Technologies shall be absolute, unconditional and irrevocable;

(ix) Section 10.02(d) of the Credit Agreement;

(x) Section 10.03 of the Credit Agreement;

(xi) Section 10.09 of the Credit Agreement;

(xii) provisions of the Credit Agreement and the Notes that may be rendered unenforceable or limited by applicable laws and judicial decisions but such laws and judicial decisions would not render the Credit Agreement or any of the Notes invalid as a whole, and there exists in the Credit Agreement and the Notes, as applicable, or pursuant to applicable law legally adequate remedies for the realization of the principal benefits intended to be provided by the Credit Agreement and the Notes; or

(xiii) the enforceability of any obligations between or among any of the Administrative Agent, any Lender and any L/C Issuer.

The opinions expressed herein are effective only as to the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and we assume no responsibility for advising you of (i) any changes with respect to any matters described in this opinion letter or (ii) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

This opinion letter is rendered solely to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other Person (other than your successors and permitted assigns under the Credit Agreement) for any purpose, without in each case our prior written consent.

Very truly yours,

GOLDBERG, KOHN, BELL, BLACK, ROSENBLOOM & MORITZ, LTD.

By
Its

EXHIBIT E

FORM OF OPINION OF NETHERLANDS COUNSEL TO

FMC TECHNOLOGIES FINANCE B.V.

The following matters shall be addressed (defined terms have the meanings given such terms in the Credit Agreement):

1.	The Company is a besloten vennootschap met beperkte aansprakelijkheid duly formed or organized, validly existing and in good standing under the Laws of the Netherlands (the “Jurisdiction”).

2.	The Company has all requisite power and authority under the organizational documents of the Company and the Laws of the Jurisdiction to own its assets, to carry on its business, and to execute, deliver, and perform its obligations under the Loan Documents and to borrow under the Credit Agreement.

3.	The Company is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

4.	The Company has taken all necessary corporate or other organizational action to authorize the execution, delivery, and performance of its obligations under the Loan Documents and its borrowings under the Credit Agreement.

5.	The execution, delivery, and performance by the Company of its obligations under the Loan Documents do not contravene, breach, or result in a default, or create any Lien: (a) under the organizational documents of the Company; (b) under any Law of the Jurisdiction to which the Company is subject; (c) to Counsel’s knowledge, any material document, instrument, or agreement to which the Company is a party or by which it is bound; and (d) to Counsel’s knowledge, any judgment, order, or decree of any Governmental Authority of the Jurisdiction by which the Company is bound or to which the Company is subject.

6.	The Loan Documents are a valid and binding obligation of the Company enforceable against the Company in accordance with its terms under the Laws of the Jurisdiction.

7.	No authorization, consent, license, or approval of, or other action by, or filing with, or notice to, or payment of any tax to, any Governmental Authority of the Jurisdiction is necessary or required in connection with the execution, delivery, or performance by the Company of its obligations under the Loan Documents.

8.	The Company is subject to the civil and commercial law of the Jurisdiction with respect to its obligations under the Loan Documents, and neither the Company nor any of its assets or property has the benefit of any immunity, whether characterized as sovereign immunity or otherwise, from any action, suit, proceeding, execution, or set-off in respect of its obligations under the Loan Documents.

9.	The choice of the laws of the State of Illinois as the governing law of the Loan Documents is a valid choice of law and would be given effect in any action brought before a court of competent jurisdiction in the Jurisdiction. The submission by the Company to the non-exclusive jurisdiction of the courts of Illinois provided for in the Loan Documents would be recognized and enforced by the courts of the Jurisdiction.

E - 1

10.	The courts of the Jurisdiction would recognize as a valid judgment, a fixed and subsisting judgment in personam against the Company attained in a court sitting in Illinois.

11.	[Except as specifically disclosed in Schedule ], [T]here are no actions, suits, proceedings, claims or disputes pending, or, to Counsel’s knowledge after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or against any of its properties or revenues that: (a) purport to affect or pertain to the Credit Agreement or any other Loan Document, or any of the transactions contemplated hereby; or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

12.	The laws of the Jurisdiction do not limit, restrict, or otherwise affect the obligations under the Loan Documents from constituting general obligations of the Company, ranking at least pari passu in priority of payment with all unsecured obligations of the Company.

13.	There is no income or other tax of the Jurisdiction imposed by withholding or otherwise on any payment to be made to or by the Company under the Loan Documents.

14.	Such additional matters as the Administrative Agent shall reasonably request.

E - 2

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent, and each of the Lenders party to the Credit Agreement described below

Ladies and Gentlemen:

Reference is made to that certain $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FMC Technologies, Inc. (“Parent Borrower”), [FMC Technologies Finance B.V., (“Subsidiary Borrower” and collectively with Parent Borrower, “Borrowers”),] the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a L/C Issuer.

The undersigned hereby certifies as of the date hereof that he/she is the                                                       of Parent Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of Parent Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Parent Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Parent Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Parent Borrower and its Consolidated Subsidiaries in accordance with United States generally accepted accounting principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Parent Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Parent Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Parent Borrower performed and observed all obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Parent Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

— or —

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,                     .

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

Schedule 2

Compliance Certificate

Financial Statement Date:

Set forth below are the calculations determining the compliance with the requirements of Sections 7.06(c) and 7.10.

Section 7.06(c) –Restricted Payments in the amount of $                     were declared and made by the Parent Borrower to its stockholders in the fiscal quarter ending on the Financial Statement Date. Such amount does not exceed 50% of the Parent Borrower’s Consolidated Net Income in respect of the fiscal quarter immediately preceding the fiscal quarter ending on the Financial Statement Date.

Section 7.10(a) Adjusted Total Debt to Consolidated EBITDA Ratio –

Adjusted Total Debt as of the Financial Statement Date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the Financial Statement Date is              to 1.00. See Exhibit A for calculations.

Section 7.10(b) Interest Coverage Ratio –

Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the Financial Statement Date to Consolidated Interest Expense for such period is              to 1.00. See Exhibit B for calculations.

The Parent Borrower was in compliance with the requirements of Sections 7.01(g), 7.05(c) and 7.07 on and as of the Financial Statement Date.

There exists no Default or Event of Default as of the date of this Compliance Certificate.

EXHIBIT A

Total Debt to EBITDA Ratio

For the four consecutive quarters ended

$ in millions

Total Debt to EBITDA ratio as defined below results in the following ratio:

Adjusted Total Debt

Consolidated EBTIDA

Long Term Debt + Short Term Debt + Current Portion of LTD

+ Third party Guarantees + Capital Lease Obligations

+ Deferred Purchase Price + Financial Standby LCs

Consolidated Net Income + Income Tax + Interest Expense

+ Depreciation and Amortization + Other Non-cash Charges

- Non-cash Credits + Consolidated EBITDA from prior 3 quarters

Actual Ratio              =              to 1.00

Maximum Ratio = 3.25 to 1.00

EXHIBIT B

Interest Coverage Ratio

As of

$ in millions

Interest Coverage Ratio as defined below results in the following ratio:

Consolidated EBITDA

Consolidated Interest Expense

Consolidated Net Income + Income Tax + Interest Expense

+ Depreciation and Amortization + Other Non-cash Charges

- Non-cash Credits + Consolidated EBITDA from prior 3 quarters

Interest + Interest Portion of Capital Leases – Interest Income

+ Net Interest Expense from prior 3 quarters

Actual Ratio              =              to 1.00

Minimum Ratio = 3.50 to 1.00

EXHIBIT G

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                                                               [and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers: FMC Technologies, Inc. [and FMC Technologies Finance B.V.]

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: $250,000,000 Five-Year Credit Agreement, dated as of April 8, 2004, among FMC Technologies, Inc., [FMC Technologies Finance B.V.,] the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and as a L/C Issuer

[1]	Select as applicable.

6. Assigned Interest:

Amount of Aggregate Commitments	Amount of Commitment Assigned	Percentage Assigned of Aggregate Commitments[2]	CUSIP Number
$	$	%

[7. Trade Date:                         ]3

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Aggregate Commitment of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]5

FMC TECHNOLOGIES, INC.

By:
Title:

BANK OF AMERICA, N.A., as a L/C Issuer

By:
Title:

[OTHER L/C ISSUERS]

By:
Title:

[5]	To be added only if the consent of FMC Technologies, Inc. and/or other parties (e.g., L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                         ]6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a lender organized under the laws of a jurisdiction outside the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

[6]	Describe Credit Agreement at option of Administrative Agent.

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT H

FORM OF GUARANTY

THIS GUARANTY is executed as of                     ,         , by FMC Technologies, Inc. (“Guarantor”), for the benefit of BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the benefit of Lenders.

RECITALS

A. WHEREAS, Guarantor, FMC Technologies Finance B.V., Bank of America, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, “Administrative Agent”) and as a L/C Issuer, and certain Lenders have entered into a $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined); and

B. WHEREAS, this Guaranty is integral to the transactions contemplated by the Loan Documents and the execution and delivery hereof is a condition precedent to Lenders’ obligations to extend credit to FMC Technologies Finance B.V. under the Loan Documents.

ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor guarantees to Administrative Agent and Lenders the prompt payment of the Guaranteed Debt (defined below) as follows:

1.	DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used, unless otherwise defined, in this Guaranty. As used in this Guaranty:

Borrower means FMC Technologies Finance B.V., FMC Technologies Finance B.V. as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for FMC Technologies Finance B.V. or for all or substantially all of FMC Technologies Finance B.V.’s assets under any Debtor Relief Laws.

Credit Agreement is defined in the recitals to this Guaranty.

Guaranteed Debt means, collectively, (a) the Obligations owing by Borrower, and (b) all present and future costs, attorneys’ fees, and expenses reasonably incurred by Administrative Agent or any Lender to enforce Borrower’s, Guarantor’s, or any other obligor’s payment of any of the Guaranteed Debt, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower or Guarantor becomes subject).

Guarantor is defined in the preamble to this Guaranty.

Lender means, individually, or Lenders means, collectively, on any date of determination, Administrative Agent and Lenders and their permitted successors and assigns.

Subordinated Debt means all present and future obligations of Borrower to Guarantor, whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to Guarantor, (c) held by or are to be held by Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing.

2.	GUARANTY. This is an absolute, irrevocable, and continuing guaranty of payment, not collection, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of Guarantor with respect to the Guaranteed Debt incurred after such time. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed and all Commitments to extend any credit under the Loan Documents have terminated. Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt. Notwithstanding any contrary provision, it is the intention of Guarantor, Lenders, and Administrative Agent that the amount of the Guaranteed Debt guaranteed by Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar laws applicable to Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Debt, the amount of the Guaranteed Debt guaranteed by Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

3.	CONSIDERATION. Guarantor represents and warrants that its liability under this Guaranty may reasonably be expected to directly or indirectly benefit it.

4.	CUMULATIVE RIGHTS. If Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The rights of Administrative Agent or Lenders under this Guaranty are cumulative of any and all other rights that Administrative Agent or Lenders may ever have against Guarantor. The exercise by Administrative Agent or Lenders of any right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other right.

5.	PAYMENT UPON DEMAND. If an Event of Default exists, Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to Guarantor previous to that demand of either the acceptance by Administrative Agent or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Administrative Agent and Lenders; provided that, if an Event of Default exists and Administrative Agent or Lenders cannot, for any reason, accelerate the Obligations, then the Guaranteed Debt shall be, as among Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of Guarantor to Administrative Agent and Lenders. It is not necessary for Administrative Agent or Lenders, in order to enforce that payment by Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt or to enforce rights against any collateral securing any Guaranteed Debt.

6.	SUBORDINATION. The Subordinated Debt is expressly subordinated to the full and final payment of the Guaranteed Debt. Upon the acceleration of the Obligations, Guarantor agrees not to accept any payment of any Subordinated Debt from Borrower. If Guarantor receives any payment of any Subordinated Debt in violation of the foregoing, Guarantor shall hold that payment in trust for Administrative Agent and Lenders and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt.

7.	SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt and the termination of the Commitment of each Lender to extend credit under the Loan Documents, (a) Guarantor may not assert, enforce, or otherwise exercise any right of subrogation to any of the rights or Liens of Administrative Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security or any right of recourse, reimbursement, subrogation, contribution, indemnification, or similar right against Borrower or any other obligor on any Guaranteed Debt or Guarantor of it, (b) Guarantor defers all of the foregoing rights (whether they arise in equity, under contract, by statute, under common law, or otherwise), and (c) Guarantor defers the benefit of, and subordinates any right to participate in, any collateral or other security given to Administrative Agent or Lenders or any other beneficiary to secure payment of any Guaranteed Debt.

8.	NO RELEASE. Guarantor’s obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing any Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on any Guaranteed Debt, except for any final release resulting from payment in full of such Guaranteed Debt; (d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor at any time liable for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Lender to any other obligor on any Guaranteed Debt; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Lender to take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent or any Lender to notify Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or any Lender against Borrower or any new agreement between Administrative Agent, any Lender, and Borrower; it being understood that neither Administrative Agent nor any Lender is required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given to Guarantor by law or elsewhere in this Guaranty; (i) the unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; or (j) any payment of any Guaranteed Debt to Administrative Agent or any Lender is held to constitute a preference under any Debtor Relief Laws or for any other reason Administrative Agent or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment).

9.	RELIANCE AND DUTY TO REMAIN INFORMED. Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Guarantor confirms that it has made its own independent investigation with respect to Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or any Lender as to that creditworthiness. Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower’s ability to perform under the Loan Documents to which it is a party or any collateral securing any Guaranteed Debt.

10.	NO REDUCTION. The Guaranteed Debt may not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of complete and final payment of the Guaranteed Debt) of Borrower or any other obligor against Administrative Agent or any Lender or against payment of the Guaranteed Debt, whether that offset, claim, or defense arises in connection with the Guaranteed Debt or otherwise. Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

11.	INSOLVENCY OF GUARANTOR. Should Guarantor become insolvent, or fail to pay Guarantor’s debts generally as they become due, or voluntarily seek, consent to, or acquiesce in, the benefit or benefits of any Debtor Relief Laws (other than as a creditor or claimant), or become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Laws (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of Administrative Agent or any Lender granted hereunder, then, in any such event, the Guaranteed Debt shall be, as among Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of Guarantor to Administrative Agent and Lenders (without regard to whether Borrower is then in default under the Loan Documents or whether the Obligation, or any part thereof, is then due and owing by Borrower to any Lender), payable in full by Guarantor to Lenders upon demand, and the amount thereof so payable shall be the estimated amount owing in respect of the contingent claim created hereunder.

12.	LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of Articles I and X of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW, JURISDICTION, VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL, all of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim.

13.	NOTICES. Guarantor’s address and facsimile number are as set forth next to Guarantor’s signature on the signature page hereof.

14.	AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 10.01 of the Credit Agreement.

15.	ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender under the Credit Agreement. All rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender’s ratable benefit. Administrative Agent may, without the joinder of any Lender, exercise any rights in Administrative Agent’s or Lenders’ favor under or in connection with this Guaranty. Administrative Agent’s and each Lender’s rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, Guarantor is not required to inquire about any such agreement or is subject to any of its terms unless Guarantor specifically joins such agreement. Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party’s failure or refusal to comply with the provisions of such agreement.

16.	PARTIES. This Guaranty benefits Administrative Agent, Lenders, and their respective successors and assigns and binds Guarantor and its successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders without any further act, deed, conveyance, or other formality other than that appointment. The rights of Administrative Agent and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt pursuant to and in accordance with the terms of the Credit Agreement. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of rights and obligations under this Guaranty.

Remainder of Page Intentionally Blank.

Signature Page(s) to Follow.

EXECUTED as of the date first stated in this Guaranty.

GUARANTOR:

FMC TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Title:

Address:

Facsimile:

GUARANTY

SIGNATURE PAGE

EXHIBIT I

FORM OF COMMITMENT INCREASE AGREEMENT

Reference is made to the $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Parent Borrower”), [FMC TECHNOLOGIES FINANCE B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”),] certain lenders named therein (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and a L/C Issuer. Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned Lender agrees with the Borrowers and the Administrative Agent as follows:

1. Pursuant to Section 2.14 of the Credit Agreement, the Lender hereby agrees that its Commitment is increased from $                     to $                    .

2. The Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent annual and quarterly financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Increase Agreement; and (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

3. Following the execution of this Commitment Increase Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Commitment Increase Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, as reflected beneath its signature below.

4. Upon such acceptance and recording by the Administrative Agent, (i) as of the Effective Date, the Lender shall have the increased Commitment contemplated hereby and (ii) on such date as the Administrative Agent may direct and through the Administrative Agent, the Lender shall make Loans, the proceeds of which shall be paid to the other Lenders, so that after giving effect thereto each of the Lenders holds its Pro Rata Share of the Loans outstanding on such date.

5. This Commitment Increase Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

6. This Commitment Increase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Lender, the Borrowers, and the Administrative Agent have caused this Commitment Increase Agreement to be executed by their officers thereunto duly authorized as                             , 200    .

I - 1

[NAME OF INCREASING LENDER]

By:
Name:
Title:

FMC TECHNOLOGIES, INC., as Parent Borrower

By:
Name:
Title:

[FMC TECHNOLOGIES FINANCE B.V., as
Subsidiary Borrower

By:
Name:
Title: ]

BANK OF AMERICA, N.A., as the Administrative Agent and a L/C Issuer

By:
Name:
Title:

Effective Date:

I - 2

EXHIBIT J

FORM OF JOINDER AGREEMENT

Reference is made to the $250,000,000 Five-Year Credit Agreement dated as of April 8, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Parent Borrower”), [FMC TECHNOLOGIES FINANCE B.V., a Netherlands besloten vennootschap met beperkte aansprakelijkheid (the “Subsidiary Borrower” and together with the Parent Borrower, the “Borrowers”),] certain lenders named therein (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and a L/C Issuer. Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned new Lender, the Borrowers, and the Administrative Agent agree as follows:

1. Pursuant to Section 2.14 of the Credit Agreement, the new Lender hereby assumes a Commitment of $                         under the Credit Agreement.

[2. The new Lender requests that the Borrowers execute and deliver to the new Lender new Notes payable to the order of the new Lender.]

3. The new Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent annual and quarterly financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (v) attaches any U.S. Internal Revenue Service or other forms required under Section 3.01 of the Credit Agreement.

4. Following the execution of this Joinder Agreement, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Joinder Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, as reflected beneath its signature below.

5. Upon such acceptance and recording by the Administrative Agent, (i) as of the Effective Date, the new Lender shall be a party to the Credit Agreement and, to the extent provided in this Joinder Agreement, have the rights and obligations of a Lender thereunder, and (ii) on such date as the Administrative Agent may direct and through the Administrative Agent, the new Lender shall make Loans, the proceeds of which shall be paid to the other Lenders, so that after giving effect thereto each of the Lenders holds its Pro Rata Share of the Loans outstanding on such date.

6. This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

J - 1

7. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the new Lender, the Borrowers, and the Administrative Agent have caused this Joinder Agreement to be executed by their officers thereunto duly authorized as of                                 , 200    .

[NAME OF NEW LENDER]

By:
Name:
Title:

Lending Office for Base Rate Loans:

Lending Office for Eurodollar Rate Loans:

FMC TECHNOLOGIES, INC., as Parent Borrower

By:
Name:
Title:

[FMC TECHNOLOGIES FINANCE B.V., as Subsidiary Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

J - 2